Exhibit 10.5C

SECOND AMENDMENT TO THE

TEXTRON SPILLOVER PENSION PLAN

(Restatement effective January 3, 2010)

To improve the administration of the Textron Spillover Pension Plan (the “Plan”) and to facilitate the transition to third-party administration with Fidelity Investments, the Plan is hereby amended and clarified as follows:

1.     Effective immediately, Section 5.03(c) of the Plan is clarified to read in its entirety as follows:

(c)           An actuarially equivalent joint and 50% survivor annuity, joint and 75% survivor annuity, joint and 100% survivor annuity, or single life annuity, or any other actuarially equivalent single-life annuity or joint and survivor annuity that is available under Addendum A of the Textron Master Retirement Plan (disregarding the supplements to Addendum A), calculated using the actuarial factors prescribed by Addendum A, and commencing on the later of (i) the first day of the seventh month following the Participant’s Separation From Service or (ii) the Participant’s attainment of Retirement Age.

2.     Subsections (a) and (b) of Section 5.04 of the Plan are clarified to read in their entirety as follows:

(a)           If the Participant is not a Grandfathered Participant, the Plan Administrator shall determine the ratio, as of the Participant’s Separation From Service, of (i) the value of the Participant’s account under the Retirement Account Plan to (ii) the present value of the benefit the Participant earned under the Pension Plan after 2006 (determined without taking into account (I) the effect of any minimum accrued benefit under the Pension Plan that was earned and frozen before 2007 or (II) any offset for the value of the Participant’s account under the Retirement Account Plan).

(b)           If the Participant is a Grandfathered Participant, the Plan Administrator shall determine the ratio in subsection (a), above, as if the Participant had satisfied the requirements to be grandfathered under the Textron Retirement Program, and had earned an accrued benefit under the Pension Plan after 2006 equal to the greater of the Participant’s actual post-2006 accrued benefit under the Pension Plan and the benefit determined as if the Grandfathered Formula had remained in effect after 2006 (determined, in both cases, without taking into account (i) the effect of any minimum accrued benefit under the Pension Plan that was earned and frozen before 2007 or (ii) any offset for the value of the Participant’s account under the Retirement Account Plan). This subsection (b) shall apply solely for purposes of determining a Grandfathered Participant’s lump-sum ratio, and not for purposes of determining the amount of the Grandfathered Participant’s benefit under the Plan (except to the extent that the lump-sum ratio results in an enhancement of the Participant’s benefit under subsection (c), below).

3.     Effective October 1, 2013, Section 5.11(b) of the Plan is amended by replacing the last sentence thereof (“If a Participant’s payments (before the new election) commence . . . .”) with the following:

For election modifications made before October 1, 2013, if a Participant’s payments were scheduled (before the new election) to commence at the later of Retirement Age or six months after Separation From Service, the Participant was permitted to choose to apply the election of a new time of payment to only one of the two alternative payment events. Effective for election modifications made after September 30, 2013, any election modification must apply with respect to both alternative payment events.

IN WITNESS WHEREOF, Textron Inc. has caused these amendments to be executed by its duly authorized officer.

TEXTRON INC.

Dated:	October 7, 2013	By	/s/ Cheryl H. Johnson
Cheryl H. Johnson
Executive Vice President, Human Resources